INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Robcor Properties, Inc., on Form SB-2 of our report dated April 26, 2005 for Robcor, LLC appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in this registration statement.




Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

June 21, 2005